EXHIBIT 99.1


Friday, March 30, 4:04 pm Eastern Time

Press Release

Lexent Names Kevin O'Kane as President and Chief Executive Officer

NEW YORK--(BUSINESS WIRE)--March 30, 2001--Lexent Inc. (NASDAQ:LXNT - news), today announced the appointment of Kevin O'Kane as President and Chief Executive Officer, expanding his current role as Vice Chairman and Chief Operating Officer.

Alf Hansen, currently President and Chief Executive Officer, is leaving the Company to pursue other business interests. Mr. Hansen will continue to act as an advisor to Lexent and remains a significant investor in the Company.

Kevin O'Kane brings over 15 years experience in the telecommunications industry. He has been leading Lexent and its predecessor companies together with Hugh O'Kane, Chairman of the Board, for over 25 years. Under Kevin O'Kane's leadership, the Company has successfully expanded into new markets, strengthened existing operations, and broadened its service offerings.

"We want to thank Al for all of his contributions to Lexent and we wish him well," said Hugh O'Kane, Chairman of the Board of Lexent. "Al has been a valuable member of our management team and we look forward to his continued support as advisor and consultant."

About Lexent Inc.

Lexent is a leading provider of outsourced local telecommunications network solutions for established and emerging communications companies, including competitive local exchange carriers, integrated communication providers and carriers' carriers. Lexent offers a complete turnkey service solution, which includes the design, deployment, maintenance, and upgrade of telecommunications networks for its clients 24 hours a day, 7 days a week. The company's principal focus is to provide the expertise and resources its customers need to build and connect their networks to other local and long distance carriers and to individual end users. Lexent has over 1,300 employees. For additional information, see Lexent's web site at www.lexent.net
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Forward Looking Statements:

This press release contains forward-looking statements, which may be identified by the use of words such as "believes", "anticipates", "expects", "intends", and other similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks are more fully outlined in the Company's registration statement on Form S-1 and other SEC filings.


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Contact:

     Lexent Inc., New York
     Susan DeWitt, 212/981-0725
     sdewitt@lexent.net